Exhibit 99

FOR IMMEDIATE RELEASE

Investor and Media Contact: Robert L. Saxton

Alliance Gaming

(702) 270-7600

ALLIANCE GAMING REPORTS SECOND QUARTER REVENUES OF $113.7 MILLION

Reports net loss of $(0.15) per share, including write-downs and other charges of $(0.14) per share

Las Vegas, NV, February 1, 2005 - Alliance Gaming Corporation (NYSE: AGI) today announced its results for its second fiscal quarter ending December 31, 2004. Second quarter net loss from continuing operations totaled $(7.5) million, or $(0.15) per diluted share, which includes a write-down of certain inventory and other assets and a bank amendment charge, together totaling $11.7 million (or $0.14 per share, net of tax). Revenues for the quarter totaled $113.7 million. For the comparable prior year quarter ended December 31, 2003, the Company reported income from continuing operations of $14.2 million or $0.28 per diluted share on revenues of $108.6 million.

Consolidated results for the December 31, 2004 quarter include:

•                  Revenues from continuing operations of $113.7 million, an increase of 4.7% from $108.6 million in the prior year quarter.

•                  Operating loss from continuing operations of $(7.7) million, compared to operating income of $27.5 million in the prior year quarter.

•                  EBITDA from continuing operations of $16.0 million, compared to EBITDA of $34.0 million in the prior year quarter.

•                  Inventory and other asset write-downs of $11.1 million for certain discontinued products, used gaming devices and related ancillary assets, which has been included in cost of goods sold.

Earnings before interest, taxes, depreciation, amortization, refinancing charges, severance charge, stock-based compensation and inventory and asset write-downs (EBITDA) is not Generally Accepted Accounting Principles (GAAP) measurement. EBITDA may not be comparable to similarly titled measure reported by other companies. A reconciliation of EBITDA to GAAP net income (loss) from continuing operations is attached to this press release.

“We are on track with our new product and operational initiatives,” said Richard Haddrill, President and CEO, “we are further building on our portfolio of leading technologies by putting the right strategy, people and processes in place to ensure a successful long-term future” he added.

Liquidity and Capital Expenditures:

•                  Cash flows from operations, as defined under GAAP, totaled $7.3 million for the quarter ended December 31, 2004, and $(8.2) million for the six months ended December 31, 2004.

•                  As of December 31, 2004, cash and cash equivalents totaled $28.0 million, which included approximately $2.7 million held for operational purposes in vaults, cages and change banks and $10.4 million held in jackpot reserve accounts.

•                  In December 2004, the Company agreed to a $40.0 million buy-out of the contingent consideration portion of the purchase price paid for Sierra Design Group.  The Company made a one-time $12.0 million cash payment, and delivered a $28.0 million unsecured promissory note, payable over five years with interest at LIBOR +2%.  The additional purchase consideration was recorded as goodwill on the balance sheet.

•                  In December 2004, the Company amended its senior loan agreement.  The amendment provides for an increase in the maximum allowable leverage ratio (currently 4.25x), a reduction in the revolver from $125 million to $75 million which is currently unborrowed, an increase in the term loan interest rate to LIBOR + 3.00%. The fee incurred for the amendment totaled approximately $1.0 million, which has been capitalized and will be amortized over the life of the amended loan agreement, and the Company recorded a pre-tax charge of $0.6 million to write-off a portion of the previously deferred financing costs.  The Company is in compliance with the bank covenants.

•                  For the quarter ended December 31, 2004, consolidated capital expenditures, including costs to produce proprietary games, totaled $12.3 million, compared to $13.2 million for the prior year quarter. The current period capital expenditures were driven by the continued deployment of wide-area progressive and daily-fee games.

•                  Net interest expense for continuing operations for the current quarter totaled $3.4 million compared to $3.8 million in the prior year period due to lower borrowings outstanding during the current period.

•                  During the current quarter the Company completed the sale of its interest in the Louisiana route subsidiary (VSI), and received approximately $2.0 million in cash, resulting in a gain of $0.8 million which is included in discontinued operations.

Guidance:

Exclusive of unusual charges, the Company expects to return to profitability in both the third and fourth quarters of fiscal year 2005.

******

The Company will hold its conference call on Tuesday, February 1, 2005 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Participants may access the call by dialing (913) 981-5542 and using participant passcode 312742. The Company will also broadcast the conference call over the Internet. Interested parties are asked to log on to the call at www.alliancegaming.com using the Investor Relations tab 10 minutes prior to the start of the call.

Supplemental Business Unit Detail

The following chart summarizes the financial information for the Bally Gaming and Systems business unit (dollars in millions):

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003

Revenues:
Game sales	$46.1	$49.6	$97.5	92.3
Gaming operations	30.6	16.0	63.9	31.8
System sales	24.2	30.7	43.6	60.7
Total	100.9	96.3	205.0	184.8

Gross margin	47.7	57.5	100.8	112.8

Selling, general & administrative	33.2	15.5	69.4	38.6
Research and development	10.4	9.4	22.1	15.4
Depreciation & amortization	10.9	5.4	20.6	10.2

Operating income (loss)	$(6.8)	$27.2	$(11.3)	$48.6

Summary operating statistics:

Gross Margin %
Games	9%	47%	17%	46%
Gaming operations	80%	71%	77%	73%
Systems	78%	74%	80%	77%

New gaming devices sold	3,123	4,359	5,863	7,689
OEM units sold	34	242	1,954	2,105
New unit ASP (excluding OEM)	$10,682	$9,050	$10,547	$8,782

Systems revenue detail (in millions):
Hardware and software sales	$11.7	$20.0	$20.2	$41.7
Maintenance and service revenues	12.5	10.7	23.4	19.0
Total Systems revenues	$24.2	$30.7	$43.6	$60.7

GMU installed base	281,000	244,000
Casino management systems base	220	199
System managed TITO games	109,000	44,000

Recurring revenue game data:

	As of December 31st:
Installed base:
WAP games	1,746	1,840
Daily-fee games	8,768	3,103
Total	10,514	4,943
Centrally determined link count	17,725	—

	As of September 30th :
Installed base:
WAP games	1,825	1,985
Daily-fee games	8,259	2,995
Total	10,084	4,980
Centrally determined link count	17,193	—

Revenues from game sales decreased 7.0% over the prior year’s quarter resulting from a 28.4% decrease in new unit sales offset by an 18% increase in the average new-unit selling price to $10,682 (excluding OEM games). The increase in the average selling price reflects the sale of higher priced Class II and centrally determined games.

Game sales gross margin decreased to 9.0% from 46.9% in the prior year quarter primarily resulting from an $11.1 million inventory write-down on discontinued products used gaming devices and ancillary assets.  The gross margin for the current quarter excluding this charge was 33.0%.

Gaming Operations revenues increased 91.5% to $30.6 million compared to the prior year’s quarter. The gross placements for all WAP and daily-fee games totaled 1,480 units; returns totaled 1,050 units, resulting in a net increase of 430 units of installed base games on a sequential basis as of December 31, 2004 compared to September 30, 2004.  The casino-owned central determination link count increased 532 units primarily due to unit placements in Oklahoma and Washington.  Gaming operations gross margin increased to 80.3% from 71.4% in the prior year quarter as a result of a higher mix of daily fee and decline in the frequency of WAP jackpots awarded during the current quarter.

Bally Systems revenues decreased 21.3% from the prior year quarter and increased 25% on a sequential basis compared to the quarter ended September 30, 2004.  The recurring hardware and software maintenance revenues continued to increase due to the larger installed base of game monitoring units and eTicket sites, which currently stands at 281,000 and in 220 casinos world-wide managing 109,000 TITO games.  Bally Systems gross margin increased to 77.9% compared to 74.3% in the prior year period reflecting the higher proportion of high margin software maintenance and services revenues.

Selling, general and administrative costs increased to $33.2 million compared to $15.5 million in the prior year quarter.  This increase reflects the inclusion of Class II and centrally determined gaming operations.  Selling, general and administrative costs decreased on a sequential basis compared to the September 30, 2004 quarter by approximately $3.0 million or 8.4%.  The recurring expenses have been reduced in the quarter ended December 31, 2004 in the areas of consulting, legal, and payroll partially as a result of the staff reductions which occurred late in the quarter ended September 30, 2004.  Additional staff reductions in the March 2005 quarter are intended to further this expense reduction effort.

Research and development expenses increased 9.7% to $10.4 million compared to the prior year quarter. Research and development costs declined on a sequential basis compared to the September 30, 2004 quarter by $1.4 million as a result of the consolidation of certain development projects.

Depreciation and amortization expense increased to $10.9 million compared to $5.4 million.  This increase reflects the higher base of WAP and daily-fee games and the amortization of the purchased intangible assets. On a sequential basis depreciation and amortization increased $1.2 million for the current quarter compared to the quarter ended September 30, 2004 due to the increased base of installed daily-fee games.

Casino Operations

The following chart summarizes the financial information for the Rainbow Casino in Vicksburg, Mississippi (Dollars in millions):

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003

Rainbow Casino
Revenues	$12.8	$12.3	$25.6	$25.1
Operating Income	4.1	3.8	7.9	7.8

Average No. of Gaming Devices	930	910	930	930
Average No. of Table Games	12	12	12	12

Rainbow Casino reported revenues and operating income increases of 4% and 7%, respectively compared to the prior year quarter. EBITDA increased 9% to $4.9 million and the EBITDA margin increased 200 basis points to 38.2%.  When compared to the total Vicksburg gaming market, Rainbow’s gaming revenues grew 5.3% over the same period in the previous year while the overall market gained 4.9%.  For the period, slot revenue grew 2.5% and slot win per day grew 1% to $143 per day, while table game revenues increased 13.2% and table win per day also grew 13.2% to $872, as compared to prior year quarter.  Table game revenue grew twice the rate of the market partially as a result of Rainbow installing the Mindplay table management systems early in the quarter, utilizing its player management tools.

Discontinued Operations

During the current quarter the Company completed the sale of its interest in VSI, and received approximately $2.0 million in cash.  The Company recorded a gain of $0.8 million on the sale which is included in discontinued operations on the statement of operations.

 * * * *

FORWARD LOOKING STATMENTS

The disclosures herein include statements that are “forward looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are subject to the safe harbor created thereby.  Such forward looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward looking statements made by or on behalf of the Company.  Future operating results may be adversely affected as a result of a number of factors including the impact of competition, uncertainties concerning such matters as the Company’s ability to service debt, product development, customer financing, sales to non-traditional gaming markets, foreign operations, dependence on key personnel, strict regulation by gaming authorities, the outcome of pending litigation matters including the pending securities class actions, gaming taxes and value added taxes, and other factors described in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s most recent reports on Form 10-K and 10-Q.

Alliance Gaming Corporation is a diversified gaming company headquartered in Las Vegas, Nevada.  The Company is engaged in the design, manufacture, operation and distribution of advanced gaming devices and systems worldwide and operates the Rainbow Casino in Vicksburg, Mississippi. Additional information about the Company can be found on the Alliance Gaming web site at: www.alliancegaming.com.

(Tables Follow)

ALLIANCE GAMING CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003

Revenues
Gaming equipment & systems	$100,933	$96,319	$205,010	$184,787
Casino operations	12,769	12,312	25,605	25,067
	113,702	108,631	230,615	209,854
Costs and expenses:
Cost of gaming equipment & systems	53,337	38,780	104,173	72,017
Cost of casino operations	4,589	4,884	9,391	9,887
Selling, general & administrative	41,051	21,548	86,141	50,613
Research & development costs	10,358	9,440	22,130	15,403
Depreciation & amortization	12,020	6,445	22,861	12,467
	121,355	81,097	244,696	160,387
Operating income (loss)	(7,653)	27,534	(14,081)	49,467

Other income (expense)
Interest income	318	83	798	126
Interest expense	(3,750)	(3,869)	(7,712)	(9,598)
Minority interest	(1,145)	(541)	(1,644)	(1,027)
Refinancing / bank amendment charges	(564)	—	(564)	(12,293)
Other, net	375	(545)	528	(899)
Income (loss) from continuing operations before income taxes	(12,419)	22,662	(22,675)	25,776
Income tax expense (benefit)	(4,879)	8,444	(8,730)	9,710
Income (loss) from continuing operations	(7,540)	14,218	(13,945)	16,066
Income (loss) from discontinued operations	15	4,526	(4,376)	8,706
Net income (loss)	$(7,525)	$18,744	$(18,321)	$24,772

Basic earnings (loss) per share
Continuing operations	$(0.15)	$0.29	$(0.27)	$0.32
Discontinued operations	—	0.09	(0.09)	0.18
Total	$(0.15)	$0.38	$(0.36)	$0.50

Diluted earnings (loss) per share
Continuing operations	$(0.15)	$0.28	$(0.27)	$0.32
Discontinued operations	—	0.09	(0.09)	0.17
Total	$(0.15)	$0.37	$(0.36)	$0.49

Weighted average diluted common and common share equivalents outstanding	50,988	50,930	50,988	50,814

ALLIANCE GAMING CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In 000’s)

	As of
	December 31,	June 30,
	2004	2004
ASSETS
Current assets:
Cash and cash equivalents	$27,964	$172,726
Accounts and notes receivable, net of allowances for doubtful accounts of $14,399 and $9,722	103,601	129,779
Inventories, net	72,462	61,135
Deferred tax assets, net	19,982	20,054
Other current assets	19,580	12,420
	243,589	396,114
Long-term investments (restricted)	8,542	2,528
Long-term and lease receivables, net	21,383	18,132
Leased gaming equipment, net of accumulated depreciation of $44,030 and $31,105	44,273	46,634
Property, plant and equipment, net of accumulated depreciation of $30,614 and $23,127	76,654	75,838
Goodwill, net	177,961	136,989
Intangible assets, net of accumulated amortization of $14,969 and $12,489	59,474	63,623
Assets of discontinued operations held for sale	—	4,442
Other assets, net	15,286	6,354
	$647,162	$750,654
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,478	$37,515
Income taxes payable	—	7,233
Accrued liabilities	60,991	51,469
Jackpot liabilities	10,076	12,075
Current maturities of long-term debt	5,040	5,866
Liabilities of discontinued operations held for sale	—	4,337
	106,585	118,495
Long-term debt, net of current maturities	348,540	423,089
Deferred tax liabilities, Minority Interest and Other Liabilities	8,238	8,267
Total liabilities	463,363	549,851
Stockholders’ equity	183,799	200,803
	$647,162	$750,654

ALLIANCE GAMING CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

 (In 000’s)

	Six Months Ended
	December 31,
	2004	2003
Continuing Operations
Net income (loss)	$(18,321)	$24,772
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	4,376	(8,706)
Depreciation and amortization	22,861	12,467
Refinancing / bank amendment charges	564	12,293
Deferred income taxes	(687)	10,433
Provision for losses on receivables	5,154	526
Inventory and other discontinued asset write-downs	14,088	—
Other	(11,605)	(1,099)
Change in operating assets and liabilities, net of effects of business acquired:
Accounts and notes receivable	17,138	(2,019)
Inventories	(17,456)	(2,493)
Other current assets	(4,336)	(1,023)
Accounts payable	(7,169)	(2,072)
Accrued liabilities and jackpot liabilities	(12,853)	(2,924)
Net cash provided by (used in) operating activities of continuing Operations	(8,246)	40,155
Cash flows from investing activities of continuing operations:
Advances of notes receivable due from Sierra Design Group	—	(61,025)
Additions to property, plant and equipment	(5,531)	(3,815)
Additions to leased gaming equipment	(18,183)	(15,957)
Additions to other long-term assets	(1,521)	(10,414)
Acquisitions, net of cash acquired	(12, 000)	(3,879)
Proceeds from sale of net assets of discontinued operations	1,911	16,500
Net cash used in investing activities of continuing operations	(35,324)	(78,590)
Cash flows from financing activities of continuing operations:
Capitalized debt issuance costs	(1,038)	(6,954)
Premium paid on early redemption of debt	—	(5,399)
Proceeds from the issuance of long-term debt	—	350,000
Net change in revolving credit facility	—	70,000
Payoff of debt due to sale of net assets of discontinued operations	(101,618)	(337,625)
Reduction of long-term debt	(2,050)	(1,349)
Re-purchase of treasury shares	(164)	—
Proceeds from exercise of stock options and warrants	1,487	2,907
Net cash (used in) provided by financing activities of continuing Operations	(103,383)	71,580

Effect of exchange rates changes on cash	487	130

Discontinued operations
Cash provided by discontinued operations	1,704	95
Cash and cash equivalents:
Increase (decrease) for the period	(144,762)	33,370
Balance, beginning of period	172,726	38,884
Balance, end of period	$27,964	$72,254

ALLIANCE GAMING CORPORATION

Other Supplemental Information

Reconciliation of EBITDA to net income (loss) from continuing operations:

The following table reconciles earnings before interest, taxes, depreciation, amortization, refinancing charges, severance charge, stock-based compensation and inventory write-down charge  (EBITDA) to the Company’s net income (loss) from continuing operations (in 000’s):

	Three Months Ended December 31,		Six Months Ended December 31
	2004	2003	2004	2003

Net income (loss) from continuing operations	$(7,540)	$14,218	$(13,945)	$16,066
Income taxes	(4,879)	8,444	(8,730)	9,710
Other expense, net	770	1,086	1,116	1,926
Interest expense, net	3,432	3,786	6,914	9,472
Stock-based compensation	542	—	542	—
Inventory and other asset write-downs	11,088	—	14,088	—
Refinancing charge	564	—	564	12,293
Severance charge	—	—	1,435	—
Depreciation and amortization	12,020	6,445	22,861	12,467
EBITDA from continuing operations	$15,997	$33,979	$24,845	$61,934

EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA may not be comparable to similarly titled measures reported by other companies.

We believe that the analysis of EBITDA, which is not a GAAP based financial measurement, is a useful adjunct to operating income, net income, cash flows and other GAAP-based measures.  EBITDA is a common measure of performance in the gaming industry but may not be comparable to similarly titled measures reported by other companies. We disclose EBITDA primarily because it is a performance measure used by management in evaluating the performance of our business units. Additionally, EBITDA is utilized as a performance measure in covenants for our bank credit agreement.  Although inventory and asset write-downs are normal and customary, they are not included in the EBITDA definition in our bank credit agreement.

This non-GAAP information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.

The following tables reconcile operating income (loss) by business segment to EBITDA:

For the quarter ended December 31, 2004 from continuing operations (in 000’s):

	Operating Income (loss)	Depreciation and Amortization	Severance & Stock-based Compensation	Inventory and Asset Write-downs	EBITDA
Bally Gaming & Systems	$(6,840)	$10,892	$—	$11,088	$15,140
Rainbow Casino	4,082	798	—	—	4,880
Corporate Expenses	(4,895)	330	542	—	(4,023)
	$(7,653)	$12,020	$542	$11,088	$15,997

For the quarter ended December 31, 2003 from continuing operations (in 000’s):

	Operating Income (loss)	Depreciation and Amortization	Severance & Stock-based Compensation	Inventory and Asset Write-downs	EBITDA
Bally Gaming & Systems	$27,217	$5,389	$—	$—	$32,606
Rainbow Casino	3,814	683	—	—	4,497
Corporate Expenses	(3,497)	373	—	—	(3,124)
	$27,534	$6,445	$—	$—	$33,979

For the six months ended December 31, 2004 from continuing operations (in 000’s):

	Operating Income (loss)	Depreciation and Amortization	Severance & Stock-based Compensation	Inventory and Asset Write-downs	EBITDA
Bally Gaming & Systems	$(11,327)	$20,621	$—	$14,088	$23,382
Rainbow Casino	7,878	1,587	—	—	9,465
Corporate Expenses	(10,632)	653	1,977	—	(8,002)
	$(14,081)	$22,861	$1,977	$14,088	$24,845

For the six months ended December 31, 2003 from continuing operations (in 000’s):

	Operating Income (loss)	Depreciation and Amortization	Severance & Stock-based Compensation	Inventory and Asset Write-downs	EBITDA
Bally Gaming & Systems	$48,575	$10,217	$—	$—	$58,792
Rainbow Casino	7,828	1,371	—	—	9,199
Corporate Expenses	(6,936)	879	—	—	(6,057)
	$49,467	$12,467	$—	$—	$61,934